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                                                                       EXHIBIT 3

                          SECOND ALLOCATION AGREEMENT
                          ---------------------------

                           ALLOCATION & ASSIGNMENT OF
                     INTEREST IN STOCK OPTION AGREEMENT TO
                             JOHN A. CROUCH, M.D.,
                             MERLIN KIRBY, M.D., &
                             H. JERRY MURRELL, M.D.


     1. On the terms and subject to the conditions herein set forth, including without limitation Section 6 hereof, Michael S. Baskauskas, Earl L. Jennings, Jr., Charles E. McDowell, and Kurt E. Starnes, all residents of the State of California (all four of which individuals hereinafter collectively referred to as the "Assignors") and John A. Crouch, M.D. ("Crouch"), and H. Jerry Murrell, M.D. ("Murrell"), both residents of the State of Missouri, and Merlin Kirby, M.D. ("Kirby"), a resident of the State of Kansas (Crouch, Murrell and Kirby hereinafter collectively referred to as the "Assignees") and Jerry D. Kennett, M.D. (by reason of an assignment made on April 27, 1996 [the "Prior Assignment"], a copy of which assignment agreement was filed with the Securities and Exchange Commission on May 3, 1996, Jerry D. Kennett, M.D. shall hereinafter be referred to as "Kennett" or the "Prior Assignee"), the Assignors, Prior Assignee and Assignees being parties to that one certain Stock Option Agreement executed March 8, 1996 by American HealthChoice, Inc. (a copy of which agreement was filed with the Securities and Exchange Commission on March 18, 1996 and is hereinafter referred to as the "Agreement") and the Assignors, the Prior Assignee and Assignees do hereby confirm, memorialize and agree that (i) Assignees, effective with the execution hereof, are the sole owners of Fifty Six and Twenty Five Hundredths per cent (56.25%) of all of the interests and obligations of the Optionees as defined in the Agreement [Assignees have determined and do hereby agree that the method or manner in which their 56.25% share of the interests in and obligations under the Agreement shall be shared between them shall be as follows; (a) Crouch, effective with the execution hereof, shall be the sole owner of Thirty Three and Thirty Three One Hundredths per cent (33.33%) of all of the interests and obligations of the Optionees as defined in the Agreement (said 33.33% share of the interests in and obligations under the Agreement being referred to herein as the "Crouch Interest"), (b) Murrell, effective with the execution hereof, shall be the sole owner of Eleven and Forty Six One Hundredths per cent (11.46%) of all of the interests and obligations of the Optionees as defined in the Agreement (said 11.46% share of the interests in and obligations under the Agreement being referred to herein as the "Murrell Interest") and (c) Kirby, effective with the execution hereof, shall be the sole owner of Eleven and Forty Six One Hundredths per cent (11.46%) of all the interests and obligations of the Optionees as defined in the Agreement (said 11.46% share of the interests in and obligations under the Agreement being referred to herein as the "Kirby Interest") the Crouch Interest, Murrell Interest and Kirby Interest being referred to herein collectively as the "Interests"] and (ii) that
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Prior Assignee is the sole owner of Forty Three and Seventy Five Hundredths per cent (43.75%) of all of the interests and obligations of the Optionees as defined in the Agreement, for and in consideration of the sum of $10.00 and other good and valuable consideration (the "Purchase Price"), the receipt and sufficiency of which is hereby acknowledged by Assignors, Assignors (with the consent of the Prior Assignee) do hereby IRREVOCABLY TRANSFER, ALLOCATE, ASSIGN and CONVEY to the Assignees as follows; to Crouch the Crouch Interest, to Murrell the Murrell Interest and to Kirby the Kirby Interest and any and all interests therein of Assignors, so that after the assignment and allocation hereby made (the "Assignment"), Assignees shall own all of the Interests so allocated.

     2. On the terms and subject to the conditions herein set forth, including without limitation Section 6 hereof, the Assignees do hereby accept this assignment and allocation of the Interests.

     3. The Assignors hereby represent and warrant to the Assignees that the Interests attributed herein to the Assignees, are free of any adverse claims, and subject only to the restrictions contained in the Agreement, the Interests are free and clear of any and all other liens, charges, pledges or other restrictions whatsoever.

     4. This Assignment supersedes any other agreement (other than the Prior Assignment), whether written or oral, that has or may have been made or entered into by Assignors and Assignees relating to the matters contemplated hereby.
The parties hereto hereby expressly acknowledge and agree that none of them has made any representation, warranty or covenant on which the other has or may have relied in connection with this Assignment, except as expressly set forth herein. This Assignment (and the Prior Assignment) constitutes the entire agreement by and between the parties hereto relating to the matters contemplated hereby and there are no agreements or commitments between the parties hereto relating to the matters contemplated hereby except as expressly set forth herein.

     5. This Assignment shall be binding upon its execution by the parties hereto upon the terms and subject to the conditions herein set forth, including without limitation Section 6 hereof.

     6. Effective on the date of the execution hereof by the last party hereto and conditioned upon the execution hereof by each and every party hereto, Assignors (with the consent of the Prior Assignee) hereby remise, release and forever discharge the Assignees, and Assignees' successors, assigns or affiliates of and from any and all primary or secondary debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, claims, demands and liabilities whatsoever of every kind and nature, both in law and in equity, against

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Assignees, and Assignees' successors, assigns or affiliates, which Assignors have or ever had on or prior to the date hereof with respect to or arising out of Assignors' interest in the Interests. Notwithstanding anything herein to the contrary, the foregoing release and discharge shall not apply to any obligations of Assignees, arising under this Assignment or to any obligations of the Prior Assignee, arising either under this Assignment or the Prior assignment made to the Prior Assignee on April 27, 1996.

     7. The parties hereto hereby acknowledge that, except for this Assignment, the Prior Assignment and the Agreement and as provided herein or therein or created hereby or thereby, (i) there are no contracts, arrangements, understandings or relationships among the parties hereto with respect to the securities of American HealthChoice, Inc., including, without limitation, any contracts, agreements or understandings with respect to the voting or disposition of any shares of common stock of American HealthChoice, Inc. acquired upon exercise of the rights under the Agreement and (ii) the Prior Assignee and each of the Assignees may deal with his interest in the Agreement and any shares of common stock of American HealthChoice, Inc. acquired by him pursuant to the Agreement in any manner as he may determine in his sole discretion.

     8. The parties mutually agree that each has had full access to the advice of counsel and that this Assignment represents the culmination of negotiations of previous discussions, which previous discussions are superseded hereby in all respects and are of no force and effect.

     9. Each party agrees that he or it will, whenever and as often as he or it shall be required by any other party, execute, acknowledge and deliver such further instruments and documents as may be necessary in order to complete the agreements herein provided and to do any and all other acts and to acknowledge, execute and deliver any and all other documents which may be requested in order to reasonably carry out the intent and purposes of this Assignment and the Prior Assignment, including, without limitation, all acts or documents that may be required in order for the Prior Assignee or any of the Assignees to exercise his rights under the Agreement.

     10. If any provision of this Assignment is held to be illegal, invalid, or unenforceable under present or future laws, the legality, validity, and enforceability of the remaining provisions hereof shall not be affected thereby, and in lieu of each such illegal, invalid or unenforceable provision there shall be added automatically as a part of this Assignment a provision as close in meaning to such illegal, invalid or unenforceable provision as may be possible and be legal, valid, and enforceable. This Assignment shall be governed by and construed in accordance with the laws of the State of Missouri. Venue for

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any cause of action arising out of or in conjunction with this Assignment shall be exclusively in a court of competent jurisdiction, state or federal, in the state of Missouri.

     11. This Assignment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement. Further, the constituent parties hereto shall not be required to execute each original also executed by each such other constituent party, but all of which taken together upon execution by all of such parties shall constitute one and the same Agreement.

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EXECUTED TO BE EFFECTIVE the 12th day of May, 1996.

ACCEPTED & AGREED:

ASSIGNORS:


/s/ Michael S. Baskauskas             /s/ Earl L. Jennings, Jr.
- -------------------------             -------------------------
Michael S. Baskauskas                 Earl L. Jennings, Jr.


Date:  May 12, 1996                   Date:  May 12, 1996



/s/ Charles E. McDowell               /s/ Kurt E. Starnes
- -----------------------               -------------------
Charles E. McDowell                   Kurt E. Starnes


Date:  May 12, 1996                   Date:  May 12, 1996



ACCEPTED & AGREED:

ASSIGNEES:


/s/ H. Jerry Murrell, M.D.            /s/ Merlin Kirby, M.D.
- --------------------------            ----------------------
H. Jerry Murrell, M.D.                Merlin Kirby, M.D.


Date:  May 12, 1996                   Date:  May 12, 1996


                                      ACCEPTED & AGREED:

/s/ John A. Crouch, M.D.              PRIOR ASSIGNEE:
- ------------------------
John A. Crouch, M.D.


Date:  May 12, 1996                   /s/ Jerry D. Kennett, M.D.
                                      --------------------------
                                      Jerry D. Kennett, M.D.


                                      Date:  May 12, 1996

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